UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 3, 2014

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

100 Europa Drive

Chapel Hill, NC 27517

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective March 3, 2014, Taylor Schreiber, M.D., Ph.D., age 34, was appointed Vice President of Research of Heat Biologics, Inc. (the “Company”).  In connection with his appointment, Dr. Schreiber entered into a four-year employment agreement with the Company (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Schreiber will be entitled to an annual base salary of $210,000 and will be eligible for discretionary performance bonus payments.  Additionally, on the date that the Company’s shareholders approve a new stock incentive plan, the Company has agreed to grant Dr. Schreiber an option to purchase 50,000 shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. These options will vest pro rata, on a monthly basis, over forty-eight months, with a certain percentage vesting immediately upon grant. Dr. Schreiber is also eligible to receive, on the one year anniversary of his employment, an option to purchase 10,000 shares of the Company’s common stock if certain milestones, which are yet to be agreed to, are met by such date. The Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Schreiber.

If Dr. Schreiber’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if  his employment is terminated (1) by the Company without Just Cause (as defined in the Employment Agreement) or by Dr. Schreiber for Good Reason (as defined in the Employment Agreement) then in addition to paying the Accrued Obligations, (x) the Company shall continue to pay his then current base salary for a period of four months; (y) he shall receive a pro-rated amount of the annual bonus which he would have received during the year without the occurrence of such termination and (z) he will have the right to exercise any vested options until the earlier of the expiration of the severance or the expiration of the term of the option.

The information contained in this Item 1.01 regarding the Employment Agreement is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 3, 2014, Taylor Schreiber was appointed as Vice President of Research of the Company.

Dr. Schreiber, the co-inventor of significant elements of the Company’s ImPACT Technology platform, has been intimately involved in the progression of gp96 heat shock protein immunotherapy both as a Ph.D. researcher and as a post-doctoral fellow in the laboratory of Eckhard Podack, M.D., Ph.D., the inventor of Heat’s ImPACT Technology platform.  Dr. Schreiber joins the Company after completing the M.D. / Ph.D. program at the University of Miami Miller School of Medicine, which he attended from 2004 until February 2014. In 2010, Dr. Schreiber received his Ph.D. degree from the Sheila and David Fuente Program in Cancer Biology at the University of Miami Miller School of Medicine after completing the four year Ph.D. program. Following his degree, Dr. Schreiber completed a post-doctoral fellowship with Dr. Eckhard Podack, M.D., Ph.D. studying the immunobiology of TNFRSF25 from 2010-2012. Dr. Schreiber received the best overall research award at the National Student Research Forum in 2008 and was nominated as a Future Leader in Cancer Research by the American Association for Cancer Research in 2011. Dr. Schreiber is an emerging expert in the field of tumor immunology and TNFRSF25 biology. Dr. Schreiber received his B.A. in Biology from Bucknell University.

In connection with his appointment, Dr. Schreiber entered into the Employment Agreement.   See Item 1.01 for a description of the terms of the Employment Agreement.

There are no family relationships between Dr. Schreiber and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Dr. Schreiber that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 – Financial Statements and Exhibits

(d)     Exhibits

The following exhibit is being filed as part of this Report.

Exhibit Number	Description
10.1	Employment Agreement, dated as of March 3, 2014, by and between Dr. Schreiber and the Company.*
99.1	Press Release dated March 5, 2014*

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* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2014	HEAT BIOLOGICS, INC.
(Registrant)

	By:	/s/ Matthew Czajkowski
	Name:	Matthew Czajkowski
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated as of March 3, 2014, by and between Dr. Schreiber and the Company.*
99.1	Press Release dated March 5, 2014*

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* Filed herewith